Exhibit 4.2

ADDENDUM

TO

Registration Rights Agreement dated as of April 9, 2010

This ADDENDUM TO REGISTRATION RIGHTS AGREEMENT (this “Addendum”), dated as of September 21, 2014, is entered into by and among (i) TTM Technologies, Inc., a Delaware corporation (the “Company”); (ii) Su Sih (BVI) Limited, a corporation organized under the laws of the British Virgin Islands (“SSL”); and (iii) Tang Hsiang Chien, an individual residing at Flat 6B, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong (“Mr. Tang” and, together with SSL and their respective Affiliates, the “Tangs”).

BACKGROUND

A. The Company, SSL and Mr. Tang entered into that certain Registration Rights Agreement dated as of April 9, 2010 (the “2010 Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the 2010 Agreement.

B. Pursuant to that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), by and among Viasystems Group, Inc., a Delaware corporation, the Company, and Vector Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, the Company will acquire Viasystems Group, Inc.

C. The current major shareholders of Viasystems Group, Inc. are (i) Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF Equity Fund IV (1999), L.P., HMTF Private Equity Fund IV (1999), L.P., Hicks, Muse PG-IV (1999), C.V., HM 4-P (1999) Coinvestors, L.P. and HM 4-EQ (1999) Coinvestors, L.P. (together, the “HM Funds”), and (ii) GSC Recovery II, L.P. and GSC Recovery IIA, L.P. (together, the “BD Funds”).

D. Each of the HM Funds and the BD Funds will become a shareholder of the Company immediately following the consummation of the Merger (as defined in the Merger Agreement) and each may wish to exercise a single demand registration right for their resale of their shares in the Company, including in an underwritten public offering that the Company will support, during the period of 90 days commencing on the day when the Company files with the United States Securities and Exchange Commission its required Form 8-K regarding consummation of the Merger that includes required historical and pro forma financial statements (such period, the “HM/BD Priority Period”).

E. During the two-year period commencing after termination of the HM/BD Priority Period, each of the HM Funds and the BD Funds will (i) to the extent not exercised during the HM/BD Priority Period, continue to have its single demand registration right, (ii) have one additional demand registration right if the HM Funds and the BD Funds are cut back during the HM/BD Priority Period pursuant to the proviso in Section 1 below, and (iii) have piggyback registration rights consistent with the 2010 Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Tangs Not To Request for Demand Registration During HM/BD Priority Period. Each of the Tangs (on behalf of itself and its affiliates, transferees, successors and assigns) agrees not to request the Company to effect a Demand Registration (as defined in the 2010 Agreement) during the HM/BD Priority Period (and, if either the HM Funds or the BD Funds have exercised their demand registration right during the HM/BD Priority Period, following the HM/BD Priority Period until the completion of such offering), and the Company agrees not to effect any Demand Registration requested by any one of the Tangs during the HM/BD Priority Period; provided, however, that if the underwriters limit the number of shares that may be included in a registration demanded by the HM Funds or the BD Funds during the HM/BD Priority Period, and the Tangs have exercised their Piggy-Back Registration rights, each of the Tangs, the HM Funds and the BD Funds will be cut back in proportion to their ownership.

2. No Other Change. Save for the change mentioned above, all of the terms and conditions of the 2010 Agreement shall remain in full force and effect in accordance with their terms. For the avoidance of doubt, the change mentioned above will not affect (i) the rights of the Tangs to request the Company to effect a Demand Registration under the 2010 Agreement at any time after the HM/BD Priority Period and (ii) the rights of the Tangs to request the Company to effect a Piggy-Back Registration (as defined in the 2010 Agreement) at any time during and after the HM/BD Priority Period pursuant to the 2010 Agreement.

3. Effectiveness. This Addendum shall be effective only upon the consummation of the Merger.

4. Section Headings. The section and other headings contained in this Addendum are for reference purposes only and should not affect the meaning or interpretation of any provision of this Addendum.

5. Counterparts. This Addendum may be executed in two or more counterparts, each of which shall be deemed to be the same document.

7. Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first written above.

TTM TECHNOLOGIES, INC.:

By: /s/ Thomas T. Edman

Name: Thomas T. Edman

Title: CEO

SU SIH (BVI) LIMITED:

By: /s/ Tang Chung Yen, Tom

Name: Tang Chung Yen, Tom

Title: Director

TANG HSIANG CHIEN:

/s/ Tang Hsiang Chien
Tang Hsiang Chien

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